Exhibit 99.1

SABA ANNOUNCES DELAY IN FORM 10-Q FILING

Reports Preliminary Third Quarter Results

Redwood Shores, Calif., April 9, 2012 – Saba (NASDAQ:SABA), the premier provider of people-centric enterprise solutions, today announced that on April 5, 2012, the Audit Committee of its Board of Directors engaged counsel to assist the Committee in an independent accounting review. For that reason, the Company will not be in a position to release earnings or timely file its Form 10-Q for the fiscal quarter ended February 29, 2012, due April 9, 2012.

The Company understands that the Committee is reviewing transactions in prior periods. The Committee has not identified any circumstances requiring restatement of prior period results. The Company believes it will regain compliance by filing its 10-Q before the end of NASDAQ’s 60-day exception period.

The Company also announced preliminary financial results for the third quarter of fiscal 2012 ended February 29, 2012. The Company expects to report approximately:

•	Total revenues of $32 million

•	GAAP loss per share of $0.04 and non-GAAP loss per share of $0.04

•	Cloud billings growth of 63% year-over-year

•	Cloud revenue growth of 56% year-over-year; representing 53% of subscription revenue

•	Cloud deferred revenue growth of 102% year-over-year

•	Total deferred revenue of $57.9 million, an increase of 36% year-over-year

•	Cash flows from operating activities for the quarter of $7.9 million

•	Cash and cash equivalents of $25.2 million at February 29, 2012

The Company will issue a release with full details of third quarter results upon completion of the Committee’s review.

“I look forward to the completion of the Audit Committee’s work,” said Bobby Yazdani, Saba founder and chief executive officer. “In the meantime, we continue to focus on customer success and execution in our fourth quarter and fiscal year 2012.”

Non-GAAP Financial Information

Saba has provided its non-GAAP net income (loss) per share and cloud billings data in this press release as additional information for investors. These measures are not in accordance with, or an alternative to, generally accepted accounting principles (“GAAP”), and are intended to supplement GAAP financial information, and may be different from non-GAAP measures used by other companies. As used in this release, cloud billings are defined as cloud GAAP revenue plus the change in cloud deferred revenue.

Our non-GAAP results are calculated by adjusting GAAP results for the impact of certain items including (i) non-cash amortization of intangibles, (ii) non-cash share-based compensation expenses, (iii) non-operating reorganization costs, (iv) the impact to revenue of fair value adjustments to deferred revenue due to acquisitions and (v) other acquisition related costs. Once the financial results for the third quarter are finalized, the Company will provide a reconciliation of GAAP to non-GAAP results in the financial statements accompanying the Company’s report of full third quarter financial results.

Saba believes that the presentation of non-GAAP financial measures provides useful information to investors regarding its results of operations. Saba believes it also provides an alternative method of assessing Saba’s operating results that Saba believes is focused on its core on-going operations and may allow investors to perform additional meaningful period-to-period comparisons of its operating results. In addition, Saba’s management team uses these measures for reviewing its financial results, and for budget and planning purposes.

About Saba

Saba (NASDAQ: SABA) enables organizations to build a transformative workplace that leverages the advent of social networking in business and the ubiquity of mobile to empower an organization’s most mission-critical assets – its people. The company provides a unified set of People Cloud Applications including learning management, talent management, enterprise social networking and real-time collaboration delivered through the Saba People Cloud. Saba solutions help organizations leverage their people networks to become more competitive through innovation, speed, agility, and trust.

Saba’s premier customer base includes major global organizations and industry leaders in financial services, life sciences and healthcare, high tech, automotive and manufacturing, retail, energy and utilities, packaged goods, and public sector organizations. Saba’s solutions are underpinned by global services capabilities and partnerships encompassing strategic consulting, comprehensive implementation services, and ongoing worldwide support. Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call +1-877-SABA-101 or +1-650-779-2791. SABA, the Saba logo, Saba Centra, and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation: statements relating to the anticipated financial results of Saba for the fiscal quarter ended February 29, 2012 and statements relating to the anticipated filing date of Saba’s Form 10-Q for the fiscal quarter ended February 29, 2012. Saba’s actual results could differ materially from those expressed in any forward-looking statements due to, among other things, the actual financial results and related information for Saba for the fiscal quarter ended February 29, 2012, the actual filing of Saba’s Form 10-Q for the fiscal quarter ended February 29, 2012, and the results of the audit committee’s independent accounting review. In addition, risks and uncertainties Saba faces that could cause results to differ materially include risks associated with: dependence on growth of the markets for Saba’s products, fluctuations in Saba’s quarterly results, variability in the mix of Saba’s license, subscription and professional services revenues and billings, dependence on acceptance of Saba’s products by customers and channel partners, the success of Saba’s alliances and partnerships, fluctuation in customer spending, any changes in the length of Saba’s sales cycle, new product offerings or pricing changes introduced by our competitors, technological changes that could make our products less attractive to customers or require new product development investments, dependence on new product introductions and enhancements in order to meet the changing needs of our customers and markets, and potential software defects. Readers should also refer to the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended May 31, 2011, and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

Contact:

Roy Lobo

Saba

VP of Investor Relations

(650) 696-1610

roylobo@saba.com